GameStop Reports 2015 Holiday Sales Results

Global Comparable Store Sales Increase 4.4%; 4.9% in the U.S. and 3.2% Internationally
Next-Gen Consoles and Non-Gaming Businesses Drive Sales Growth
Company Updates Fourth Quarter and Full Year EPS Guidance

Grapevine, TX (Jan. 12, 2016)—GameStop Corp. (NYSE: GME), a family of specialty retail brands that makes the most popular technologies affordable and simple, today reported sales results for the nine-week holiday period ended January 2, 2016.

Total global sales for the holiday period increased 1.8% to $2.99 billion (a 5.9% increase in constant currency), compared to the 2014 holiday sales period. Foreign currency exchange rates reduced total sales by $119.5 million.

Total comparable store sales for the holiday period increased 4.4%, growing 4.9% in the U.S. and 3.2% internationally. Global multichannel sales grew 47.4%, driven by ThinkGeek.com sales and gains in our Ship-from-store, Pickup-in-store and Web-in-store initiatives.

Paul Raines, chief executive officer, stated, “We are pleased with our holiday sales performance. Our positive comps were fueled by strong sales of new video game consoles and collectibles. Growth in our diversification efforts, Tech Brands and collectibles, more than offset a decline in new software sales in terms of revenues and gross margin dollars. Based on these results, we are updating our fourth quarter and full year earnings per share guidance. It is exciting to see our transformation strategy paying off with our new businesses meaningfully contributing to the company’s sales and profitability.”

Sales of new hardware increased 4.5% (a 9.2% increase in constant currency), as consumers were motivated by manufacturer promotions for Sony’s PlayStation 4 and Microsoft’s Xbox One.

PlayStation 4 and Xbox One combined new software sales increased 38% compared with the prior year holiday period, in which they grew 94.4%. Despite this growth, new software sales declined 9.7% (a 5.6% decrease in constant currency), primarily due to fewer Nintendo titles available compared to last year and declines in prior gen software sales.

Pre-owned sales declined 0.3%, but increased 2.8% in constant currency (+4.0% in the U.S. and -1.0% internationally). In the U.S., sales of next-gen pre-owned video games increased more than 50% as video game customers found value in the broad assortment of PS4 and Xbox One games available at GameStop and in the exceptional buy-sell-trade promotions offered throughout the season.

Technology Brands revenues expanded by 59.9%, driving a 17.7% increase (an 18.0% increase in constant currency) in the mobile & consumer electronics category. Top sellers included the Apple iPhone 6s, the Apple Watch and Beats headphones. During fiscal 2015, GameStop acquired or opened 550 stores and now operates more than 1,000 Technology Brand stores in the U.S.

Non-GAAP digital receipts increased 9.8% (a 13.8% increase in constant currency) to $325.6 million ($46.1 million of sales on a GAAP basis), and are on track to exceed $1 billion in fiscal 2015. The increase was primarily due to continued growth in DLC and Kongregate.

Sales in the Other category soared 80.4% (an 88.9% increase in constant currency) as the company’s collectibles revenues grew more than 300%, driven by products such as the Funko Mystery Box and the BB-8 App-enabled Droid. In addition, the company now operates 30 “Loot” stores worldwide, including three ThinkGeek stores in the U.S.

Capital Allocation Update
During the holiday period, GameStop repurchased 1.22 million shares of common stock at an average price of $32.90, or $40.1 million worth of stock. As of the end of the holiday period, the company had approximately $255.0 million remaining of its current share repurchase authorization.

Guidance Update
Based on the holiday sales results, GameStop is updating its previously announced fourth quarter and full year earnings per share guidance.

Q4 and FY Financial Guidance:

	Q4 Current	Q4 Former
Same Store Sales	+2.5% to +4.0%	-1.0% to +6.0%
Earnings Per Share	$2.19 to $2.25	$2.12 to $2.32

	Full Year Current	Full Year Former
Same Store Sales	+4.0% to +5.0%	+2.0% to +6.0%
Earnings Per Share	$3.69 to $3.75	$3.66 to $3.86

Note: Paul Raines, GameStop’s chief executive officer, will be presenting at the 2016 ICR Conference in Orlando, FL today at 4:00pm ET. The presentation can be accessed through a live audio webcast at http://investor.GameStop.com.

About GameStop
GameStop Corp. (NYSE: GME), a Fortune 500 and S&P 500 company headquartered in Grapevine, Texas, is a global, multichannel video game, consumer electronics and wireless services retailer. GameStop operates more than 7,100 stores across 14 countries. The company’s consumer product network also includes www.gamestop.com;
www.Kongregate.com, a leading browser-based game site; Game Informer® magazine, the world’s leading print and digital video game publication; and ThinkGeek, www.thinkgeek.com, the premier retailer for the global geek community featuring exclusive and unique video game and pop culture products. In addition, our Technology Brands segment includes Simply Mac and Spring Mobile stores. Simply Mac, www.simplymac.com, operates 76 stores, selling the full line of Apple products, including laptops, tablets, and smartphones and offering Apple certified warranty and repair services. Spring Mobile, http://springmobile.com, sells post-paid AT&T services and wireless products through its 888 AT&T branded stores and offers pre-paid wireless services, devices and related accessories through its 70 Cricket branded stores in select markets in the U.S.

General information about GameStop Corp. can be obtained at the company's corporate website. Follow GameStop on Twitter @ www.twitter.com/GameStop and find GameStop on Facebook @ www.facebook.com/GameStop.

Non-GAAP Measures
As a supplement to our financial results presented in accordance with U.S. generally accepted accounting principles (GAAP), GameStop uses certain non-GAAP measures, such as digital receipts and constant currency, to provide a clearer perspective of the current operating performance of the company. GameStop defines digital receipts as the full amount paid by the customer for digital content at the time of sale and/or the value attributed to digital content when physical and digital products are sold combined. Results reported as constant currency exclude the impact of fluctuations in foreign currency exchange rates by converting our local currency financial results using the prior period exchange rates and comparing these adjusted amounts to our current period reported results. Our definition and calculation of constant currency information may differ from that of other companies. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company's reported GAAP financial results.

Safe Harbor
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may include, but are not limited to, the outlook for the fourth quarter and fiscal 2015, future financial and operating results, projected store openings, the company's plans, objectives, expectations and intentions, and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of GameStop's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. GameStop undertakes no obligation to publicly update or revise any forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the inability to obtain sufficient quantities of product to meet consumer demand, including console hardware and accessories; the timing of release and consumer demand for new and pre-owned video game titles; the risks associated with international operations, wireless industry partnerships and operations; the integration of acquisitions; the impact of increased competition and changing technology in the video game industry, including browser and mobile games and alternative methods of distribution; and economic, regulatory and other events, including litigation, that could reduce or impact consumer demand or affect the company’s business. Additional factors that could cause GameStop's results to differ materially from those described in the forward-looking statements can be found in GameStop's Annual Report on Form 10-K for the fiscal year ended Jan. 31, 2015 filed with the SEC and available at the SEC's Internet site at http://www.sec.gov or http://investor.GameStop.com.

Contact:
Matt Hodges
VP, Public & Investor Relations
GameStop Corp.
817-424-2130

Schedule I
GameStop Corp.
Sales Mix

	9 Weeks Ended		9 Weeks Ended
	Jan. 2, 2016		Jan. 3, 2015
		Percent		Percent
	Sales	of Total	Sales	of Total
Net Sales (in millions):

New video game hardware	$745.1	24.9%	$713.0	24.2%
New video game software	1,032.2	34.5%	1,143.0	38.9%
Pre-owned and value video game products	558.5	18.7%	560.0	19.0%
Video game accessories	234.1	7.8%	216.7	7.4%
Digital	46.1	1.5%	53.2	1.8%
Mobile and consumer electronics	155.6	5.2%	132.1	4.5%
Other	220.8	7.4%	122.4	4.2%

Total	$2,992.4	100.0%	$2,940.4	100.0%